Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE FIRST FISCAL QUARTER OF 2017

PORT ANGELES, WA (October 25, 2016) - First Northwest Bancorp (NASDAQ - FNWB) ("Company"), the holding company for First Federal Savings and Loan Association of Port Angeles ("Bank"), announced its operating results for the first fiscal quarter ended September 30, 2016. The Company reported net income of $651,000, or $0.06 per basic and diluted share, for the quarter ended September 30, 2016, a decrease of $503,000, or 43.6%, compared to net income of $1.2 million, or $0.10 per basic and diluted share, for the prior quarter ended June 30, 2016, mainly due to an increase in compensation and benefits coupled with decreases in net gain on sale of investment securities and in FHLB prepayment penalties compared to the prior quarter ended June 30, 2016. Compared to net income of $1.2 million for the same quarter in 2015, net income decreased $577,000, or 47.0%, during the current quarter, primarily attributable to an increase in compensation and benefits and a decrease in gains on sale related to real estate owned and repossessed assets that offset related expenses.

Commenting on the quarter, Larry Hueth, President and Chief Executive Officer of the Company, said, "We experienced a decrease in earnings from the previous quarter due to higher compensation and benefits expense associated with the implementation of the 2015 Equity Incentive Plan, personnel expenses associated with our expansion into new markets, along with no gain on the sale of securities compared to a significant gain realized in the previous quarter. We also recorded a $350,000 provision for loan losses taken primarily to reserve for our loan growth during the quarter. We are very pleased with the progress to date in both geographic and product diversification, and we continue to closely monitor our performance in order to remain consistent with our conversion business plan to capitalize on opportunities that leverage our capital while extending our geographic footprint. We believe the continued deposit and loan growth from these efforts will result in improvements in our loan to deposit ratio, net interest margin, and revenue that will offset expenses associated with the Bank's expansion. We will also continue to execute on the realignment of our earning assets mix in a prudent manner, including the redeployment of excess liquidity from the investment portfolio into higher yielding loans and using excess liquidity to manage our capital. We were pleased to announce a stock repurchase program of up to 1,300,756 common shares, which we expect to begin during the second fiscal quarter of 2017."

First Quarter highlights (at or for the quarter ended September 30, 2016)
•
Net income decreased $503,000, or 43.6%, compared to the quarter ended June 30, 2016, primarily due to a decrease in noninterest income related to the absence of a net gain on sale of investment securities;

•	Basic and diluted earnings per share decreased to $0.06 compared to $0.10 for the quarter ended June 30, 2016;
•
Net loans, excluding loans held for sale, increased $44.2 million during the quarter, primarily due to purchases of one- to four-family residential and originations of commercial real estate and multi-family loans;

•	Deposits increased $53.1 million, or 7.3%, during the quarter due to promotional and ongoing business development activities in new and existing markets; and

•	The board of directors approved the repurchase of up to 1,300,756 shares of common stock which we expect to begin in the second fiscal quarter of 2017.

Balance Sheet Review

During the quarter ended September 30, 2016, total assets increased $38.4 million to $1.0 billion. Year over year, total assets increased $90.4 million, or 9.4%, from $958.1 million at September 30, 2015. Net loans, excluding loans held for sale, increased $44.2 million, or 7.1%, during the quarter to $664.1 million at September 30, 2016, and increased $166.7 million, or 33.5%, as compared to September 30, 2015, primarily due to purchases of one- to four-family residential loans and originations of commercial real estate and multi-family loans. Investment securities decreased $21.9 million, or 6.8%, during the quarter to $302.0 million at September 30, 2016, primarily due to prepayment activity and normal amortization. Investment securities decreased $76.1 million, or 20.1%, as compared to $378.1 million at September 30, 2015, as a result of sales, prepayment activity and normal amortization.

The increase of $44.2 million in net loans, excluding loans held for sale, during the three months ended September 30, 2016, was primarily attributable to an increase in one- to four-family residential loans of $20.3 million, or 6.6%, to $328.8 million at September 30, 2016, mainly the result of a purchased loan pool of $30.3 million secured by properties located in Washington state, partially offset by sales, prepayment and amortization activity exceeding new loan originations. In addition, multi-family loans increased $1.9 million, or 4.2%, to $48.0 million, commercial real estate loans increased $18.5 million, or 11.5%, to $179.6 million, construction and land loans increased $2.0 million, or 3.9%, to $52.3 million, other consumer loans increased $1.6 million, or 17.8%, to $10.6 million, and commercial business loans increased $112,000, or 0.7%, to $17.0 million, partially offset by a decrease in home equity loans of $156,000 during the quarter. There were $38.2 million in undisbursed construction loan commitments at September 30, 2016, of which $16.5 million consisted of one- to four-family residential construction; $10.9 million consisted of commercial speculative construction; $7.4 million was committed to multi-family construction; and $3.4 million was committed to the construction of commercial real estate. Compared to the same period in the prior year, net loans, excluding loans held for sale, increased $166.7 million, or 33.5%, mainly attributable to an increase in one- to four-family residential loans of $70.5 million, which resulted from a combination of origination and retention of one- to four-family residential loans supplemented with $85.5 million of loan purchases during the past year.  Multi-family, commercial real estate, and construction and land loans increased $13.4 million, $48.2 million, and $30.2 million, respectively, over the last year. We continue to focus on increasing our loan balances as a percentage of earning assets.

Loans receivable consisted of the following at the dates indicated:
	September 30, 2016	June 30, 2016	September 30, 2015
	(In thousands)
Real Estate:
One to four family	$328,772	$308,471	$258,313
Multi-family	48,042	46,125	34,623
Commercial real estate	179,642	161,182	131,469
Construction and land	52,303	50,351	22,142
Total real estate loans	608,759	566,129	446,547

Consumer:
Home equity	33,753	33,909	35,424
Other consumer	10,627	9,023	7,793
Total consumer loans	44,380	42,932	43,217

Commercial business	17,036	16,924	13,858

Total loans	670,175	625,985	503,622
Less:
Net deferred loan fees	1,137	1,182	1,103
Premium on purchased loans, net	(2,703)	(2,280)	(1,881)
Allowance for loan losses	7,682	7,239	7,076
Total loans receivable, net	$664,059	$619,844	$497,324

During the quarter ended September 30, 2016, the total investment securities portfolio decreased $21.9 million to $302.0 million, mainly due to prepayment activity and amortization. Mortgage-backed securities represented the largest portion of the investment securities portfolio and were $207.6 million at September 30, 2016, a decrease during the quarter of $16.4 million, or 7.3%, from $223.9 million at June 30, 2016. Other investment securities, including mostly municipal bonds and other asset-backed securities, were $94.4 million at September 30, 2016, a decrease of $5.6 million, or 5.6%, from $100.0 million at June 30, 2016. Total investment securities decreased $76.1 million, or 20.1%, at September 30, 2016 compared to $378.1 million at September 30, 2015, which included a $32.4 million decrease in mortgage-backed securities and a $43.7 million decrease in other investment securities. We continue to manage the investment portfolio as a source of liquidity to fund our growth while supplementing interest income in lieu of holding higher cash balances at nominal interest rates.

 During the quarter ended September 30, 2016, total liabilities increased $38.9 million, or 4.7%, to $859.2 million at September 30, 2016 from $820.4 million at June 30, 2016.  The increase was primarily the result of deposit account balances increasing $53.1 million, or 7.3%, to $776.3 million at September 30, 2016, from $723.3 million at June 30, 2016. The increase in deposits was the result of an increase of $21.5 million, or 10.1%, in transaction accounts, $17.2 million, or 6.6%, in money market accounts, $9.4 million, or 5.9%, in certificates of deposit, and $5.1 million, or 5.5%, in savings accounts.

During the quarter ended September 30, 2016, borrowings decreased $5.6 million to $75.1 million at September 30, 2016 from $80.7 million at June 30, 2016, as we paid down short-term FHLB advances.

Total liabilities increased $93.4 million, or 12.2%, over the last year. The increase is mainly attributable to an increase in deposit account balances of $109.4 million, or 16.4%, compared to $666.9 million at September 30, 2015. Deposit account increases were primarily the result of our continuing efforts to expand commercial and consumer deposit relationships in Silverdale and Bellingham, Washington, as well as within our historic Clallam and Jefferson County, Washington locations.

Total equity decreased $467,000, or 0.2%, from $189.7 million at June 30, 2016 to $189.3 million at September 30, 2016, primarily due to a decrease of $1.1 million related to the repurchase and award of shares of restricted common stock under the Company's 2015 Equity Incentive Plan and decreases in unrealized changes in market values of available for sale securities of $236,000, partially offset by employee stock ownership plan shares committed to be released of $195,000 and net income of $651,000 during the quarter.

Operating Results

Net interest income after provision for loan losses decreased $105,000, or 1.5%, to $7.0 million for the quarter ended September 30, 2016, from $7.1 million for the prior quarter ended June 30, 2016, primarily due to an increase in the provision for loan losses of $117,000. Net interest income after the provision for loan losses increased $704,000, or 11.2%, compared to $6.3 million for the quarter ended September 30, 2015, primarily due to an increase in interest income of $1.0 million partially offset by an increase in the provision for loan losses of $350,000. The increase in the provision for loan losses was primarily due to the increases in the balances and change in the mix of loans receivable in our portfolio, partially offset by decreases related to improvements in asset quality. Total interest income remained relatively stable at $8.5 million for the three months ended September 30, 2016 and June 30, 2016, and increased $1.0 million, or 13.5%, from $7.5 million for the three months ended September 30, 2015.  Compared to the same quarter last year, the increase in interest income was primarily related to increases in the average balance and interest earned on loans receivable.

Total interest expense remained virtually unchanged at $1.2 million for the quarters ended September 30, 2016, June 30, 2016, and September 30, 2015.

The net interest margin remained relatively stable at 3.06% for the quarter ended September 30, 2016 compared to 3.08% for the prior quarter ended June 30, 2016, and increased 28 basis points from 2.78% for the same period in 2015. Net interest margin increased for the quarter ended September 30, 2016 compared to the same period in 2015 primarily due to an increase in the average balance of total loans receivable earning higher yields compared to cash and investment alternatives, as well as an increase in the average yield on investment securities. Reduced borrowing costs related to the prepayment of higher cost, longer-term FHLB advances during the quarter ended June 30, 2016 also contributed to improved margins during the quarter ended September 30, 2016.

Noninterest income decreased $541,000, or 27.3%, to $1.4 million during the quarter ended September 30, 2016, compared to the prior quarter ended June 30, 2016, primarily as a result of the gain on sale of investment securities of $711,000 during the prior quarter. No investment securities were sold during the current fiscal quarter. In addition, the net gain on sale of loans increased $123,000 due to an increase in loan sales volume, and the cash surrender value of bank-owned life insurance increased $115,000 primarily due to the purchase of additional policies during the quarter ended September 30, 2016 as compared to the prior quarter ended June 30, 2016.  Noninterest income increased $181,000, or 14.3%, during the quarter ended September 30, 2016, compared to $1.3 million the same quarter in 2015, mainly due to an increase in the net gain on sale of loans of $227,000 and an increase in the cash surrender value of bank-owned life insurance of $131,000, partially offset by a decrease in other income of $166,000.

Noninterest expense increased $23,000, or 0.3%, to $7.5 million for the quarter ended September 30, 2016, compared to $7.4 million for the quarter ended June 30, 2016. Compensation and benefits expense increased $263,000, primarily due to stock-based compensation and additional personnel. Other noninterest expenses increased $185,000. Noninterest expense increased $1.5 million, or 26.1%, for the quarter ended September 30, 2016 compared to $5.9 million for the same period in 2015, primarily as a result of increased compensation and benefits expense of $887,000, real estate owned and repossessed assets expenses of $381,000, and other expenses of $201,000.

Capital Ratios and Credit Quality

As of September 30, 2016, the Bank and Company were well capitalized under the minimum capital requirements. As of September 30, 2016, the Company had Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 18.5%, 27.8%, 27.8%, and 29.0%, respectively. The Company's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 18.7%, 29.9%, 29.9%, and 31.1%, respectively, at June 30, 2016.

Nonperforming loans decreased $400,000, or 12.1%, during the quarter ended September 30, 2016, to $2.9 million at September 30, 2016 from $3.3 million at June 30, 2016, mainly attributable to a decrease in nonperforming one- to four-family residential and other consumer loans of $270,000 and $83,000, respectively. As a result, nonperforming loans to total loans decreased to 0.4% at September 30, 2016 from 0.5% at June 30, 2016, and the allowance for loan losses as a percentage of nonperforming loans increased to 268.1% at September 30, 2016 from 222.3% at June 30, 2016. Improvements to asset quality during the quarter included a decrease of $588,000 in classified loans and $93,000 in net recoveries on loan losses of amounts previously charged off. Our allowance for loan losses as a percentage of total loans was 1.2% at September 30, 2016 and June 30, 2016. Our asset quality has remained stable, and we believe our allowance for loan losses is adequate, with normal fluctuations in the balance of nonperforming assets and other credit quality measures expected as we increase our loan portfolio.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles.  First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through eleven banking locations, eight of which are located within Clallam and Jefferson counties, Washington, one in Kitsap County, and two in Whatcom County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company's operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)
				Three	One
	September 30,	June 30,	September 30,	Month	Year
Assets	2016	2016	2015	Change	Change

Cash and due from banks	$11,761	$12,841	$10,171	(8.4)%	15.6%
Interest-bearing deposits in banks	18,042	9,809	28,402	83.9	(36.5)
Investment securities available for sale, at fair value	247,105	267,857	318,180	(7.7)	(22.3)
Investment securities held to maturity, at amortized cost	54,855	56,038	59,873	(2.1)	(8.4)
Loans held for sale	147	917	68	(84.0)	116.2
Loans receivable (net of allowance for loan losses of $7,682, $7,239 and $7,076)	664,059	619,844	497,324	7.1	33.5
Federal Home Loan Bank (FHLB) stock, at cost	4,176	4,403	4,797	(5.2)	(12.9)
Accrued interest receivable	2,877	2,802	2,664	2.7	8.0
Premises and equipment, net	13,590	13,519	12,773	0.5	6.4
Mortgage servicing rights, net	1,048	998	1,122	5.0	(6.6)
Bank-owned life insurance, net	28,452	18,282	18,207	55.6	56.3
Real estate owned and repossessed assets	131	81	563	61.7	(76.7)
Prepaid expenses and other assets	2,266	2,711	3,987	(16.4)	(43.2)

Total assets	$1,048,509	$1,010,102	$958,131	3.8%	9.4%

Liabilities and Shareholders' Equity

Deposits	$776,345	$723,287	$666,943	7.3%	16.4%
Borrowings	75,090	80,672	89,924	(6.9)	(16.5)
Accrued interest payable	184	189	243	(2.6)	(24.3)
Accrued expenses and other liabilities	5,908	15,173	7,233	(61.1)	(18.3)
Advances from borrowers for taxes and insurance	1,708	1,040	1,530	64.2	11.6

Total liabilities	859,235	820,361	765,873	4.7	12.2

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 12,979,846 at September 30, 2016; issued and outstanding 12,676,660 at June 30, 2016; and issued and outstanding 13,100,360 at September 30, 2015	130	127	131	2.4	(0.8)
Additional paid-in capital	121,885	122,595	126,808	(0.6)	(3.9)
Retained earnings	77,612	77,301	75,801	0.4	2.4
Accumulated other comprehensive income, net of tax	1,659	1,895	1,342	(12.5)	23.6
Unearned employee stock ownership plan (ESOP) shares	(12,012)	(12,177)	(11,824)	1.4	(1.6)

Total shareholders' equity	189,274	189,741	192,258	(0.2)	(1.6)

Total liabilities and shareholders' equity	$1,048,509	$1,010,102	$958,131	3.8%	9.4%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)
	Quarter Ended			Three	One
	September 30,	June 30,	September 30,	Month	Year
	2016	2016	2015	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$6,719	$6,376	$5,502	5.4%	22.1%
Interest on mortgage-backed and related securities	1,124	1,314	1,202	(14.5)	(6.5)
Interest on investment securities	649	817	789	(20.6)	(17.7)
Interest-bearing deposits and other	13	11	20	18.2	(35.0)
FHLB dividends	35	28	11	25.0	218.2
Total interest income	8,540	8,546	7,524	(0.1)	13.5

INTEREST EXPENSE
Deposits	647	600	501	7.8	29.1
Borrowings	542	607	726	(10.7)	(25.3)
Total interest expense	1,189	1,207	1,227	(1.5)	(3.1)

Net interest income	7,351	7,339	6,297	0.2	16.7

PROVISION FOR LOAN LOSSES	350	233	—	50.2	100.0

Net interest income after provision for loan losses	7,001	7,106	6,297	(1.5)	11.2

NONINTEREST INCOME
Loan and deposit service fees	913	915	929	(0.2)	(1.7)
Mortgage servicing fees, net of amortization	63	68	58	(7.4)	8.6
Net gain on sale of loans	269	146	42	84.2	540.5
Net gain on sale of investment securities	—	711	—	(100.0)	n/a
Increase in cash surrender value of bank-owned life insurance	170	55	39	209.1	335.9
Other income	29	90	195	(67.8)	(85.1)
Total noninterest income	1,444	1,985	1,263	(27.3)	14.3

NONINTEREST EXPENSE
Compensation and benefits	4,160	3,897	3,273	6.7	27.1
Real estate owned and repossessed assets (income) expenses, net	39	55	(342)	(29.1)	111.4
Data processing	764	710	655	7.6	16.6
Occupancy and equipment	897	872	813	2.9	10.3
Supplies, postage, and telephone	150	168	139	(10.7)	7.9
Regulatory assessments and state taxes	134	108	94	24.1	42.6
Advertising	129	157	189	(17.8)	(31.7)
Professional fees	357	437	460	(18.3)	(22.4)
FDIC insurance premium	119	93	124	28.0	(4.0)
FHLB prepayment penalty	—	414	—	(100.0)	n/a
Other	711	526	510	35.2	39.4
Total noninterest expense	7,460	7,437	5,915	0.3	26.1

INCOME BEFORE PROVISION FOR INCOME TAXES	985	1,654	1,645	(40.4)	(40.1)

PROVISION FOR INCOME TAXES	334	500	417	(33.2)	(19.9)

NET INCOME	$651	$1,154	$1,228	(43.6)%	(47.0)%

Basic and diluted earnings per share	$0.06	$0.10	$0.10	(40.0)%	(40.0)%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)
	As of or For the Quarter Ended (unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Performance ratios: (1)
Return on average assets	0.26%	0.46%	0.37%	0.30%	0.52%
Return on average equity	1.37	2.42	1.88	1.49	2.56
Average interest rate spread	2.88	2.90	2.86	2.77	2.57
Net interest margin (2)	3.06	3.08	3.06	2.98	2.78
Efficiency ratio (3)	84.8	79.8	85.2	88.9	78.2
Average interest-earning assets to average interest-bearing liabilities	137.2	136.7	138.0	139.4	137.9

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.3%	0.3%	0.4%	0.3%	0.5%
Nonperforming loans to total loans (5)	0.4	0.5	0.7	0.4	0.8
Allowance for loan losses to nonperforming loans (5)	268.1	222.3	180.4	309.4	186.5
Allowance for loan losses to total loans	1.2	1.2	1.2	1.3	1.4
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios:
Equity to total assets at end of period	18.1%	18.8%	19.2%	19.8%	20.1%
Average equity to average assets	18.7	19.0	19.8	20.0	20.1

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.